Exhibit 99.1

Summary of Approved 2010 Compensation

On March 30, 2010, the Performance Compensation Subcommittee of the Compensation Committee (the “Committee”) of the Board of Directors of Iridium Communications Inc. (the “Company”) took the following actions:

2010 Cash Incentive Bonus Program

The Committee approved the cash incentive bonus program for 2010, in which all of the Company’s employees, including the named executive officers, participate.

Target Bonuses. Under the terms of the cash incentive bonus program for 2010, each participant is assigned a target bonus amount expressed as a percentage of such employee’s base salary. The target bonus amounts for 2010 for the named executive officers are:

Name	Target Bonus as Percentage of Base Salary

Matthew J. Desch	90%
Thomas J. Fitzpatrick	75%
John S. Brunette	75%
Greg Ewert	60%
John Roddy	60%

Determination of the 2010 Bonus Pool. The individual bonus targets of each employee in the bonus program will be added together to establish the “annual bonus pool target” for the program. The actual bonus pool will be funded based on the level of achievement of pre-established company-wide financial performance goals and organizational imperatives. When the level of achievement of financial performance goals and organizational imperatives has been verified by the Committee following the end of the year, the achieved financial performance goals and organizational imperatives will be added together to determine the total “corporate target bonus factor,” expressed as a percentage between 0% and the maximum potential percentage, which is 200% in 2010. This corporate target bonus factor is then multiplied by the annual bonus pool target to compute the total bonus pool.

The financial performance goals for the Company for 2010 consist of:

•	a company-wide revenue target, weighted at 10% of the annual bonus pool target, with:

•	achievement below 95% of the target resulting in no funding of the bonus pool;

•	achievement of between 95% and 100% of the target resulting in funding based on a sliding scale between 1% and 10% of the bonus pool; and

•	achievement between 101% and 116% of the target resulting in funding based on a sliding scale between 11% and 20% of the bonus pool; and

•	an adjusted Operational EBITDA target, weighted at 40% of the annual bonus pool target, with:

•	achievement below 92% of the target resulting in no funding of the bonus pool;

•	achievement of between 92% and 100% of the target resulting in funding based on a sliding scale between 1% and 40% of the bonus pool; and

•	achievement between 101% and 120% of the target resulting in funding based on a sliding scale between 41% and 80% of the bonus pool

Specified organizational imperatives account for the remaining 50% of the annual bonus pool target. The organizational imperatives are individually weighted and will contribute between 0% of the total funding of the bonus pool if no organizational imperatives are achieved and up to 50% of the total possible pool if all organizational imperatives are achieved.

Determination of Individual Bonuses for 2010. Once the actual amount of the bonus pool has been determined following the end of the year, the Committee determines a “personal bonus factor” for each executive participating in the program. This personal bonus factor can be between 0% and 150%. For the executive officers other than himself, Mr. Desch has the discretion to recommend to the Committee, based on his assessment of the executive’s performance during the year, that it vary the personal performance factor of each executive above or below 100%. The Committee will then make its own determination whether or not to accept Mr. Desch’s recommendation. In making their respective assessments, Mr. Desch and the Committee will independently consider individual performance goals communicated to the executive during the year, which include factors such as the introduction of new products, the achievement of sales goals for existing products, exhibiting strong leadership skills, expanding international licenses, execution of new partnering agreements, increasing inventory efficiency and improving overall customer satisfaction. None of these goals will be individually weighted and Mr. Desch may take other factors into account in recommending to the Committee the amount of bonus to award and the Committee may utilize these or other factors in determining whether or not to accept or adjust Mr. Desch’s recommendation. In the case of Mr. Desch, the Committee will make its own independent evaluation of his personal performance in determining his personal bonus factor. Each executive’s incentive bonus will then be then calculated based on his target bonus multiplied by the corporate target bonus factor multiplied by that executive’s personal bonus factor.